Exhibit 23



            Consent of Independent Registered Public Accounting Firm

The  Board  of  Directors
Stewardship  Financial  Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-20699 and 333-54738 on Form S-3 and Nos. 333-20793, 333-31245, and 333-87842
on Form S-8 of Stewardship Financial Corporation of our report dated March 29, 2006, with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Stewardship Financial Corporation.

/s/ KPMG

Short  Hills,  New  Jersey
March  29,  2006